PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 38 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-27919
Dated June 17, 1997                                      Dated January 21, 1998
                                                                 Rule 424(b)(3)

                   Morgan Stanley, Dean Witter, Discover & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
            Euro Floating Rate Senior Bearer Notes Due February 2008
                           ---------------------------

      The Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due February 2008) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") upon not less than 30 nor more than 35 calendar days notice on any Interest Payment Date, commencing February 12, 1999, and under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

      The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

      The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.


Principal Amount:                   JPY 2,000,000,000

Maturity Date:                      February 12, 2008; provided that if such
                                    day is not a Business Day, the payment
                                    of principal and interest will be made
                                    on the next succeeding Business Day,
                                    and no interest on such payment shall
                                    accrue for the period from and after the Maturity Date

Settlement and Issue Date:          February 12, 1998

Interest Accrual Date:              February 12, 1998

Issue Price:                        100.00%

Specified Currency:                 Japanese Yen

Redemption Percentage
   at Maturity:                     100%

Initial Redemption Date:            Redeemable in whole, but not in part,
                                    at the option of the Company upon not
                                    less than 30 nor more than 35 calendar
                                    days notice on any Interest Payment
                                    Date, commencing February 12, 1999

Initial Redemption Percentage:      100%

Annual Redemption
   Percentage Reduction:            N/A

Optional Repayment Date(s):         N/A

Total Amount of OID:                None

Original Yield to Maturity:         N/A

Initial Accrual Period OID:         N/A

Base Rate:                          LIBOR
                                    See "Other Provisions -- Interest Rate"
                                    below.

Interest Payment Dates              Each February 12, May 12, August 12,
                                    and November 12, commencing
                                    February 12, 1999; provided that the
                                    final Interest Payment Date will be
                                    the Maturity Date.  If any such day
                                    (other than the Maturity Date) is not
                                    a Business Day, such Interest
                                    Payment Date will be the next
                                    succeeding Business Day.

Interest Payment Period:            Annually to but excluding February 12,
                                    1999 and then quarterly

Initial Interest Rate:              3.00% per annum

Initial Interest Reset Date:        February 12, 1999;or if such day is not
                                    a Business Day, the next succeeding
                                    Business Day

Interest Reset Dates:               Each Interest Payment Date
                                    commencing on the Interest Payment
                                    Date in February 1999

Interest Reset Periods:             The period from and including an
                                    Interest Reset Date to but excluding the immediately succeeding Interest Reset
                                    Date

Reporting Service:                  Telerate 3750

Calculation Agent:                  The Chase Manhattan Bank (London
                                    Branch)

Paying Agent:                       The Chase Manhattan Bank (London
                                    Branch)

Exchange Rate Agent:                Morgan Stanley & Co. International
                                    Limited

Agent:                              Morgan Stanley & Co. International
                                    Limited


                                                    (continued on next page)


              Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER

(continued from previous page)


Spread (Plus or Minus):             none

Spread Multiplier:                  N/A

Alternate Rate Event Spread:        N/A

Index Currency:                     Japanese Yen

Index Maturity:                     3 Months

Maximum Interest Rate:              N/A

Minimum Interest Rate:              0.00%

Other Provisions:

Interest Rate:                      As set forth beside the applicable
                                    interest payment periods below
                                    and, in each case, subject to the
                                    Minimum Interest Rate:

Interest Payment Period                              Interest Rate
-----------------------                              -------------
From and including February 12, 1998 to
    and excluding February 12, 1999.................. 3.00%
From and including February 12, 1999
    to and excluding February 12, 2000............... 4.00% minus the Base Rate
From and including February 12, 2000
    to and excluding February 12, 2001............... 4.50% minus the Base Rate
From and including February 12, 2001
    to and excluding February 12, 2002............... 5.10% minus the Base Rate
From and including February 12, 2002
    to and excluding February 12, 2003............... 5.10% minus the Base Rate
From and including February 12, 2003
    to and excluding February 12, 2004............... 5.50% minus the Base Rate
From and including February 12, 2004
    to and excluding February 12, 2005............... 6.00% minus the Base Rate
From and including February 12, 2005 to
    and excluding February 12, 2006.................. 6.30% minus the Base Rate
From and including February 12, 2006 to
    and excluding February 12, 2007.................. 7.00% minus the Base Rate
From and including February 12, 2007 to
    and excluding February 12, 2008.................. 8.00% minus the Base Rate

Denominations:                      JPY 100,000,000

Business Day:                       Tokyo, London and New York

Common Code:                        008412146

ISIN:                               XS0084121465